Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT
(amended and restated effective as of April 1, 2018)
THIS AMENDED AND RESTATED EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT ("Agreement"), is entered into between Richard A. Montoni (the "Employee") and MAXIMUS, Inc., a Virginia corporation with its principal place of business in Reston, Virginia (the "Corporation") with reference to the following:
WHEREAS, the parties entered into that certain Executive Employment, Non-Compete and Confidentiality Agreement effective April 21, 2006, which was subsequently amended on November 20, 2007, December 22, 2009, October 7, 2013, and March 4, 2014 (as amended, the “Current Agreement”); and
WHEREAS, the parties believe Employee possesses the experience and capabilities to provide valuable service on behalf of the Corporation; and
WHEREAS, the Corporation desires to employ Employee as Senior Advisor to the Chief Executive Officer; and
WHEREAS, Employee desires to be employed by the Corporation at the salary, benefits and other terms and conditions specified herein; and
WHEREAS, the parties desire to amend and restate the Current Agreement in its entirety, effective as of April 1, 2018 (the “Effective Date”), pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

1.1.Duties. The Corporation hereby employs Employee, and Employee hereby accepts such employment, to serve as the Senior Advisor to the Chief Executive Officer. Employee hereby represents and warrants that he is in good health and capable of performing the services required hereunder. Employee shall perform such services and duties as are delegated to Employee by the Corporation’s Board of Directors (“Board”) or the Chief Executive Officer as the designee of the Board. During the term of this Agreement, Employee shall be an employee of the Corporation and shall devote such time and attention to the discharge of his duties as may be necessary and appropriate to accomplish and complete such duties, it being the understanding of the parties that Employee’s services shall not require Employee’s full time and attention and will average to be approximately 50% of full-time.

Employee shall be nominated by the Board for election as a director holding the position of Vice Chairman and shall serve as a member of the Board subject to his being so elected by the Corporation's stockholders; provided that, during the term of this Agreement, Employee shall serve on the Board without additional compensation.
1.2.Compensation.

(a)Salary. As of the Effective Date, the Corporation shall pay Employee an annual salary of $1,000,000 ("Salary").

(b)Bonus. During the term of this Agreement, Employee will be eligible for discretionary bonus awards as determined in the sole discretion of the Board. Employee, the Chairman of the Board and the Chief Executive Officer will meet not less than quarterly and establish performance objectives for Employee and incentive bonus targets as appropriate. During the term of this Agreement, Employee will not be eligible for awards under the Corporation’s Management Bonus Plan and the 2017 Equity Incentive Plan (or successor plans) and will not participate in the Corporation’s Income Continuity Program. Any other compensation shall be in the sole discretion of the Compensation Committee of the Corporations’ Board of Directors.

(c)Equity Awards. The Corporation agrees to proportionately adjust Employee’s vested and unvested equity awards in the event the Corporation declares an extraordinary dividend during the term hereof. For these purposes, an “extraordinary dividend” would be any distribution per share having a value in excess of ten percent (10%) of the average trading price of the Corporation’s common stock during the three-month period preceding such distribution. Notwithstanding the expiration or mutual termination of this Agreement, any Restricted Stock Units or other equity awards previously made to Employee on or after October 1, 2013, shall vest according to their stated vesting schedules (or pursuant to the acceleration feature in connection with a Change in Control). For avoidance of doubt, vesting and settlement of such Restricted Stock Units or other equity awards shall occur on the dates set forth in the stated vesting schedules (or pursuant to the acceleration feature in connection with a Change in Control) and without regard to whether Employee is employed by the Corporation on any such dates.

(d)Vacation, Insurance, Expenses, Etc. Employee shall receive such health, disability and life insurance and other benefits and expense reimbursements, including but not limited to travel and entertainment, in a manner consistent with the Corporation's past practices and as are provided to the Corporation’s senior executives. The Corporation will reimburse Employee for the reasonable attorney’s fees incurred in connection with the review and negotiation of this Agreement.

(e)Insurance and Indemnification. The Corporation shall maintain Employee as an insured party on all directors' and officers' insurance maintained by the Corporation for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Employee with at least the same corporate indemnification as its officers.

1.3.Place of Performance. Employee may perform the advisory services under this Agreement from such locations as are determined by Employee, except that Employee shall upon reasonable advance notice by the Board or the Chief Executive Officer attend such meetings at the Corporation’s headquarters in Reston, Virginia or at such other locations as may be deemed necessary and in the best interests of the Corporation. In furtherance of his performance of services under this Agreement, Employee may establish or make arrangements for office space and administrative support in such locations as Employee shall determine. The Corporation shall either pay directly or reimburse Employee for the reasonable costs of such office space and administrative support.

1.4.Term; Termination. The term of the employment agreement set forth in this Section 1 shall be for a period commencing at the Effective Date and continuing until September 30, 2019 (the "Scheduled Term") provided that this Agreement shall terminate:

(a)by mutual written consent of the parties;

(b)upon Employee's death or inability, by reason of physical or mental impairment, to perform substantially all of Employee's duties as contemplated herein for a continuous period of 120 days or more; or

(c)by the Corporation for Cause (as defined below).

Upon any termination of employment under this Section 1.4, neither party shall have any obligation to the other pursuant to this Section 1, but such termination shall have no effect on the obligations of the parties under other provisions of this Agreement.
Until the Effective Date, the Current Agreement between the parties shall remain in full force and effect.

1.5.Severance. The parties agree that in the event the Corporation terminates Employee's employment without Cause or Employee terminates the employment for Good Reason (as defined below) prior to the expiration of the Scheduled Term, Employee shall be entitled to the following:

(a)     benefits, at the Corporation's expense, as provided under Section 1.2 for the greater of the remainder of the Scheduled Term or twelve (12) months. To the extent that these payments are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under the COBRA, reimbursement, in-kind benefit, or other applicable exceptions thereunder, such payments shall be made at the time and in the amount required under the documents governing each such benefit;

(b)    continued vesting of stock options and Restricted Stock Units as set forth in Section 1.2(c); and

(c)     a lump sum, payable within 30 days following termination of employment, equal to the Salary for the remainder of the Scheduled Term, which lump sum shall be considered a separate payment for purposes of Section 409A of the Code.
1.6.Definitions. For purposes of the Agreement, “Cause” and “Good Reason” shall have the meanings provided in the Corporation’s Income Continuity Program as it exists on the execution date of this Agreement.

2.Non-Competition.

2.1.Prohibited Activities.

(a)Employee agrees that, during his employment with the Corporation and for a period of one (1) year after the termination of such employment, Employee will not engage in any Unethical Behavior which may adversely affect the Corporation. For the purpose of this Section 2.1, "Unethical Behavior" is defined as:

(i)any attempt, successful or unsuccessful, by Employee to divert any existing or pending contracts or subcontracts from the Corporation to any other firm, whether or not affiliated with Employee;

(ii)any attempt, successful or unsuccessful, by Employee, to influence clients of the Corporation or organizations with which the Corporation has an existing or pending contract or proposal to refrain from doing business with the Corporation or to terminate existing business with the Corporation;

(iii)any attempt, successful or unsuccessful, by Employee to offer his services, or to influence any other employee of the Corporation to offer their services, to any firm to compete against the Corporation; or

(iv)any attempt, successful or unsuccessful, by Employee to employ or offer employment to, or cause any other person to employ or offer employment to any individual who was an employee of the Corporation at any time during Employee’s last six months of employment with the Corporation.

(b)Employee shall notify any new employer, partner, association or any other firm or corporation in competition with the Corporation with whom Employee shall become associated in any capacity whatsoever of the provisions of this Section 2 and Employee agrees that the Corporation may give such notice to such firm, corporation or other person.

2.2.Business Opportunities; Conflicts of Interest; Other Employment and Activities of Employee.

(a)Employee agrees promptly to advise the Corporation of, and provide the Corporation with an opportunity to pursue, all business opportunities of which Employee becomes aware that reasonably relate to the present business conducted by the Corporation.

(b)Employee, in his capacity as an employee of the Corporation, shall not cause the Corporation to engage in any business with any member of Employee's immediate family or with any person or business entity in which Employee or any member of Employee's immediate family has any ownership interest or financial interest, unless and until Employee has first fully disclosed such interest to and received written consent from the Board of Directors. As used herein, the term "immediate family" means Employee's spouse, natural or adopted children, parents or siblings and the term "financial interest" means any relationship with such person or business entity that may monetarily benefit Employee or member of Employee's immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by Employee or member of his immediate family.

(c)The parties hereto agree that Employee may, consistent with this Section 2.2, continue his involvement with the Northern Virginia Technology Counsel and such other trade associations, civic organizations and educational institutions in which he is involved as of the Effective Date and may engage in such other activities and business opportunities which do not interfere with Employee’s ability to perform the duties described in Section 1.1.

3.Confidentiality. Employee agrees that the Corporation's books, records, files and all other non-public information relating to the Corporation, its business, clients and employees are proprietary in nature and contain trade secrets and shall be held in strict confidence by Employee, and shall not, either during the term of this Agreement or after the termination hereof, be used by Employee or disclosed, directly or indirectly, to any third party, except to the extent such use or disclosure is in furtherance of the Corporation's business or required by any law, rule, regulation or other legal process. The trade secrets or other proprietary or confidential information referred to in the prior sentence includes, without limitation, all proposals to clients or potential clients, contracts, client or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Corporation and its clients not generally known to the public.

4.Miscellaneous.

4.1.Notices. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, e-mail, sent prepaid by overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt request, to the following:
If to the Corporation:

MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190
Attention: General Counsel

If to Employee:

Richard A. Montoni

Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the business-day after the day on which it is delivered by hand or sent by e-mail, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (iv) the third business day after the date on which it is deposited in the United States mail. Either party may change its address by notifying the other party of the new address in any manner permitted by this paragraph.
4.2.Remedies. The parties agree and acknowledge that any violation by Employee of the terms hereof may result in irreparable injury and damage to the Corporation or its clients, which may not adequately be compensable in monetary damages, that the Corporation will have no adequate remedy at law therefor, and that the Corporation may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any breach of the provisions contained in this Agreement.

4.3.No Obligation of Continued Employment. Employee understands that this Agreement does not create an obligation on the part of the Corporation to continue Employee's employment with the Corporation after the expiration or termination of this Agreement.

4.4.Benefit; Assignment. This Agreement shall bind and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, provided this Agreement may not be assigned by either party without the consent of the other, except that the Corporation may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

4.5.Entire Agreement. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement, other than the Current Agreement, which shall remain in full force and effect until the Effective Date.

4.6.Severability. In the event that any one or more of the provisions contained herein shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

4.7.Waivers. No delay or omission by the Corporation in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Corporation on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

4.8.Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

4.9.Governing Law and Jurisdiction. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. Any action or proceeding against the parties relating in any way to this Agreement must be brought and enforced in the courts of Fairfax County, Virginia or the Northern District of Virginia, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

4.10.Amendments. No changes to this Agreement shall be binding unless in writing and signed by both the parties.

4.11.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one instrument.

4.12.Survival. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement, to the extent necessary to give effect to such provisions. Such provisions include, but are not limited to Section 1.2(c), 1.2(e), 2.1 and 3.

4.13.Distributions to Specified Employees. Notwithstanding any provision to the contrary, to the extent Employee is considered a specified employee under Section 409A of the Code and would be entitled to a payment by reason of his “separation from service” (as defined under Section 409A of the Code) that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to Employee until the earlier of the six month anniversary of Employee's date of termination or Employee's death.

4.14.Section 409A of the Code. It is the intention of the parties that this Agreement comply with and be administered in accordance with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. In the event that the Corporation does not so cooperate, the Corporation shall indemnify Employee for any interest and additional tax arising from the application of Section 409A of the Code, grossed-up for any other income tax incurred by Employee related to the indemnification (i.e., indemnification of such additional income tax), assuming the highest marginal income tax rates apply to any taxable indemnification. Any indemnification payment shall be made within ninety (90) days of the date Employee makes payment of the interest and/or additional tax.

EMPLOYEE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND EMPLOYEE UNDERSTANDS, AND AGREES TO, EACH OF SUCH PROVISIONS. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT EMPLOYEE'S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYEE'S EMPLOYMENT WITH THE CORPORATION.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date indicated below.

EMPLOYEE		MAXIMUS, Inc.

	/s/ Richard A. Montoni	By	/s/ David R. Francis
Richard A. Montoni

Date	January 9, 2018	Title	General Counsel